Exhibit 99.1

For Immediate Release:

RENT-A-CENTER ANNOUNCES ACCELERATED STOCK BUYBACK

PLANO, Texas, May 2, 2013 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS: RCII) today announced that it has entered into an agreement with Goldman, Sachs & Co. (“Goldman Sachs”) to repurchase $200 million of the Company’s common stock under an accelerated stock buyback program (the “ASB transaction”).  The Company is purchasing these shares as part of its previously authorized $1.25 billion common stock repurchase plan.  Proceeds from the Company’s recently completed debt offering will be used to fund the ASB transaction.

Under the agreement, the Company is scheduled to pay $200 million to Goldman Sachs on May 7, 2013 and to receive approximately 4.6 million shares, currently estimated to represent approximately 80% of the shares expected to be purchased in the ASB transaction.  The total number of shares that the Company ultimately purchases in the ASB transaction will be determined based on the average of the daily volume-weighted average share price of its common stock over the duration of the ASB transaction, less an agreed discount, and is subject to certain adjustments under the agreement.

The agreement contemplates that final settlement is expected to occur in or before February 2014, although the completion date may be accelerated or extended. At settlement, the Company may be entitled to receive additional shares of its common stock from Goldman Sachs or, under certain circumstances, may be required to deliver shares or make a cash payment (at its option) to Goldman Sachs.

Rent-A-Center, Inc., headquartered in Plano, Texas, is the largest rent-to-own operator in North America, focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable goods such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 3,111 stores in the United States, Canada, Mexico and Puerto Rico, and approximately 1,053 RAC Acceptance kiosk locations in the United States and Puerto Rico. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 224 rent-to-own stores operating under the trade name of “ColorTyme.”

This press release includes forward-looking statements. These statements may relate to, among other things, expectations regarding revenues, cash flows, capital expenditures and other financial items. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “would,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate” or “believe,” or the negative thereof or variations thereon or similar terminology. The Company believes the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that these expectations will occur. The Company’s actual future performance could differ materially from such statements. Factors that could cause or contribute to these differences, cause the Company to abandon the transactions referred to in this press release, or impact the Company’s ability to successfully complete the transactions referred to in this press release include, but are not limited to: uncertainties regarding the ability to open new locations; the Company’s ability to acquire additional rent-to-own stores or customer accounts on favorable terms; the Company’s ability to control costs and increase profitability; the Company’s ability to enhance the performance of acquired stores; the Company’s ability to retain the revenue associated with acquired customer accounts; the Company’s ability to identify and successfully market products and services that appeal to its customer demographic;

the Company’s ability to enter into new and collect on its rental or lease purchase agreements; the passage of legislation adversely affecting the rent-to-own industries; the Company’s compliance with applicable statutes or regulations governing its transactions; changes in interest rates; changes in the unemployment rate; economic pressures, such as high fuel costs, affecting the disposable income available to the Company’s current and potential customers; the general strength of the economy and other economic conditions affecting consumer preferences and spending; adverse changes in the economic conditions of the industries, countries or markets that the Company serves; changes in the Company’s stock price, the number of shares of common stock that it may or may not repurchase, and future dividends, if any; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company’s effective tax rate; fluctuations in foreign currency exchange rates; information security costs; the Company’s ability to maintain an effective system of internal controls; the resolution of the Company’s litigation; and the other risks detailed from time to time in the reports filed by the Company with the U.S. Securities and Exchange Commission, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2012 and its quarterly report on Form 10-Q for the quarter ended March 31, 2013. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contact for Rent-A-Center, Inc.:

David E. Carpenter, 972-801-1214

Vice President of Investor Relations

david.carpenter@rentacenter.com